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                            August 7, 2020

       Martin A. Kits van Heyningen
       President and Chief Executive Officer
       KVH Industries Inc.
       50 Enterprise Center
       Middletown, Rhode Island 02842

                                                        Re: KVH Industries Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 4,
2020
                                                            File No. 333-240358

       Dear Mr. Kits van Heyningen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing